7961 SHAFFER PARKWAY Exhibit 99.1
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchange
NEWS

Midas Gold Corp. IPO Values Vista Gold Investment at Cdn$103 Million

Denver, Colorado, July 14, 2011 - Vista Gold Corp. (TSX & NYSE Amex Equities:  VGZ) (“Vista” or the “Corporation”) today announced that Midas Gold Corp. (“Midas”) has successfully completed an IPO, issuing 12,307,700 common shares of Midas (“Midas Shares”) for gross proceeds of Cdn$40,000,025 million.  Midas Shares began trading on the Toronto Stock Exchange today under the symbol “MAX.”  Vista owns 31,802,615 Midas Shares, which following the completion of Midas’ IPO represents 30.7 % of the issued and outstanding shares of Midas.  Based on the IPO price of Cdn$3.25 per share, Vista’s investment in Midas is expected to have a value of Cdn$103,358,499 and based on the number of issued common shares of Vista, this is equivalent to Cdn$1.45 per Vista share.

In April 2011, through a combination transaction, Vista and Midas Gold, Inc. consolidated their respective mineral properties in the Stibnite-Yellow Pine gold district in Idaho to form what is now called the Golden Meadows Project.  The combination transaction resulted in Midas owning the Golden Meadows Project.

Fred Earnest, Vista’s President and COO, commented, “We congratulate Stephen Quin and the Midas team on a well-executed IPO. We believe that the consolidation and IPO confirms our view of the significant value of our prior holdings in the Yellow Pine district.  We also believe that the Golden Meadows Project has substantial upside potential.  Midas has announced that they will be undertaking a major exploration program in 2011 designed to increase the confidence level of the known mineral resources, expand the known deposits, and test for potential new deposits in the district.  Our investment in Midas is an important asset for Vista and its shareholders and represents a potential return worth many times our investment in the Yellow Pine property. We hope our investment in Midas will continue to grow as Midas experiences expected continued successes as it accelerates the exploration and development of the Golden Meadows Project.”

About Vista Gold Corp.

During the period 2002-2006, Vista acquired a number of gold properties containing well understood and defined mineral resources, at low prices compared to today. In 2007, Vista completed a transaction, in which Vista contributed its extensive Nevada gold mining interests to form Allied Nevada Gold Corp. (“ANV”). Following the formation of ANV, Vista made a substantial return to its shareholders in the form of common shares of ANV. Since that time, Vista has been adding value to its remaining properties through transactions and advancing the development of the Mt. Todd gold project in Northern Territory, Australia, and the Concordia gold project in Baja California Sur, Mexico, towards a production decision. Recently, Vista has added substantially to its balance sheet through its investment in Midas Gold Corp. In April 2011, Vista participated in a transaction that combined Vista’s holdings in Idaho with that of Midas Gold, Inc. to form Midas. Vista’s other holdings include the Guadalupe de los Reyes gold-silver project in Mexico, the Awak Mas gold project in Indonesia, and the Long Valley gold project in California.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The Midas Gold securities have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws and can not be offered or sold in the United States absent such registration or an exemption from such registration requirements.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, the value of the Golden Meadows project, the upside potential at the Golden Meadows project, the completion and results of Midas’s drilling program at the Golden Meadows project, the potential to increase and better define current estimated gold mineral resources, the potential to make new discoveries in the Golden Meadows project district, the expected success the Midas’s exploration and development of the Golden Meadows project and the potential value of Vista’s investment in Midas and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words ”optimistic,” ”potential,” ”indicate,” ”expect,” ”intend,” ”hopes,” ”believe,” ”may,” ”will,” ”could”, ”if,” ”anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, risks related to Midas’s exploration and development activities, uncertainty regarding the outcome of exploration programs, uncertainty regarding estimates of mineral resources, risk and uncertainty regarding the future value of the  Midas shares; as well as those factors discussed under the headings ”Note Regarding Forward-Looking Statements” and ”Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 14, 2011, and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com